As filed with the Securities and Exchange Commission on August 25, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BLUELINX HOLDINGS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	5031 (Primary Standard Industrial Classification Number)	77-0627356 (IRS Employer Identification Number)
4300 Wildwood Parkway
Atlanta, Georgia 30339
(404) 953-7000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Shyam K. Reddy
Chief Administrative Officer, General Counsel and Secretary
BlueLinx Holdings Inc.
4300 Wildwood Parkway
Atlanta, Georgia 30339
(404) 953-7000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

W. Benjamin Barkley, Esq. David A. Stockton. Esq. Kilpatrick Townsend & Stockton LLP 1100 Peachtree Street, N.E. Atlanta, Georgia 30309-4530 (404) 815-6500	Stuart D. Freedman, Esq. Antonio L. Diaz-Albertini, Esq. Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Phone: (212) 756-2000 Fax: (212) 593-5955

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☑
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, $0.01 par value per share	4,713,826	$9.73	$45,865,526.98	$5,315.81
(1)    This Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction pursuant to Rule 416(a) under the Securities Act.
(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices of the shares reported on the New York Stock Exchange on August 21, 2017, of $9.96 and $9.50.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED AUGUST 25, 2017
PROSPECTUS

4,713,826 SHARES
OF COMMON STOCK
This prospectus relates to the resale, from time to time, by Cerberus ABP Investor LLC, (the “Selling Stockholder”), an affiliate of Cerberus Capital Management, L.P., a private investment firm, of up to 4,713,826 shares of common stock, par value $0.01 per share, of BlueLinx Holdings Inc. (“BlueLinx”). These shares were acquired by the Selling Stockholder during 2004, when BlueLinx was formed in connection with the acquisition of certain assets from the distribution division of Georgia-Pacific Corporation, and in subsequent transactions in 2011 and 2013, and have since been held continuously by the Selling Stockholder. We are registering the resale of the shares covered by this prospectus, as required by the registration rights agreement we entered into with the Selling Stockholder on May 7, 2004. The Selling Stockholder will receive all of the proceeds from any sales of the shares offered hereby. We will not receive any of the proceeds, but we will incur expenses in connection with the offering.
The Selling Stockholder may sell the shares from time to time in public transactions or in privately negotiated transactions, without limitation, at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the Selling Stockholder. Our registration of the shares of common stock covered by this prospectus does not mean that the Selling Stockholder will offer or sell any of the shares. For further information regarding the possible methods by which the shares may be distributed, see “Plan of Distribution” beginning on page 15 of this prospectus.
Although various methods of offering shares are provided for in this prospectus, the Selling Stockholder currently intends that its initial sale of shares will be through an underwritten offering; however there can be no assurances that the sales will occur through such an offering.  The identity of any underwriter and the specific plan of distribution for an offering will be described in one or more prospectus supplements from time to time.
Our common stock is traded on the NYSE under the symbol “BXC.” On August 24, 2017 the last reported sale price of our common stock on the NYSE was $9.78 per share.
Investing in our common stock involves risks. Please consider carefully the specific factors set forth under the heading “Risk Factors” beginning on page 2 and in our filings with the Securities and Exchange Commission.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is        , 2017.

You should rely only on the information contained in this prospectus, any prospectus supplement, any related free writing prospectus issued by us (which we refer to as a “company free writing prospectus”) and the documents incorporated by reference in this prospectus. We have not, and the Selling Stockholder has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement and any related company free writing prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus, any prospectus supplement and any related company free writing prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement and any related company free writing prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus, any prospectus supplement and any related company free writing prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our business, financial condition, results of operations or prospects since the date of this prospectus or such prospectus supplement.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC”. The prospectus relates to up to 4,713,826 shares of our common stock which the Selling Stockholder may sell from time to time. We will not receive any of the proceeds from these sales.
You should read this prospectus, together with additional information described below under the caption “Where You Can Find More Information.” We have prepared the information contained in this prospectus and the documents incorporated by reference herein and therein that have been filed by us with the SEC. We have not, and the Selling Stockholder has not, authorized anyone to provide you with any other information and we do not take any responsibility for other information others may give you. In this prospectus (including the documents incorporated by reference herein), we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent publications or other publicly available information that we believe are reliable.
No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.
Unless the context indicates otherwise, all references in this prospectus to “BlueLinx,” the “Company,” “we,” “us,” and “our” refer to BlueLinx Holdings Inc. and its wholly-owned subsidiaries.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained in, or incorporated by reference into, this prospectus are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance, liquidity levels or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will be,” “will likely continue,” “will likely result” or words or phrases of similar meaning. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by us to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors outside of our control; that may cause our business, strategy, or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include those discussed under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016 and in the other reports that we file from time to time with the SEC, and other factors, some of which may not be known to us. We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy, or actual results to differ materially from those contained in forward-looking statements. Factors you should consider that could cause these differences include, among other things:

•	changes in the prices, supply and/or demand for products which we distribute;

•	inventory management and commodities pricing;

•	new housing starts and inventory levels of existing homes for sale;

•	general economic and business conditions in the U.S.;

•	acceptance by our customers of our privately branded products;

•	financial condition and creditworthiness of our customers;

•	supply from our key vendors;

•	reliability of the technologies we utilize;

•	activities of competitors;

•	changes in significant operating expenses;

•	fuel costs;

•	risk of losses associated with accidents;

•	exposure to product liability claims;

•	changes in the availability of capital and interest rates;

•	adverse weather patterns or conditions;

•	acts of cyber intrusion;

•	variations in the performance of the financial markets, including the credit markets; and

•
other factors described herein under the heading “Risk Factors” on page 2 and in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC (as the same may be updated from time to time in subsequent quarterly reports).

Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

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SUMMARY
The following summary contains basic information about us. Because it is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in our common stock, you should read this prospectus carefully, including the section entitled “Risk Factors,” and the information incorporated by reference in this prospectus.
Our Company
We are a leading distributor of building and industrial products in the United States (“U.S.”). The Company is headquartered in Atlanta, Georgia, with executive offices located at 4300 Wildwood Parkway, Atlanta, Georgia, and we operate our distribution business through a broad network of distribution centers. We serve many major metropolitan areas in the U.S. east of the Rockies, and deliver building and industrial products to a variety of wholesale and retail customers.
Corporate Information
Our principal executive office is located at 4300 Wildwood Parkway, Atlanta, Georgia 30339. Our telephone number is (770) 953-7000. Information on BlueLinx is available on our internet website www.bluelinxco.com. The information contained on our websites or that can be accessed through our websites does not constitute part of this prospectus and is not incorporated in any manner into this prospectus.
Our common stock trades on the New York Stock Exchange under the ticker symbol “BXC.”
The Offering
We are registering 4,713,826 shares of our common stock for resale by the Selling Stockholder. These shares were acquired by the Selling Stockholder during 2004, when BlueLinx was formed in connection with the acquisition of certain assets from the distribution division of Georgia-Pacific Corporation, and in subsequent transactions in 2011 and 2013, and have since been held continuously by the Selling Stockholder. We are registering the resale of the shares covered by this prospectus, as required by the registration rights agreement we entered into with the Selling Stockholder on May 7, 2004. We will not receive any of the proceeds from the sale of these shares by the Selling Stockholder, but we will incur expenses in connection with the offering.

RISK FACTORS
An investment in our common stock involves a high degree of risk. In evaluating an investment in our securities, you should consider carefully the risks described below, which discuss the most significant factors that affect an investment in our common stock, together with the other information included or incorporated by reference in this prospectus, including the risk factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016 and in the other reports that we file from time to time with the Securities and Exchange Commission, which are incorporated by reference into this prospectus and any applicable prospectus supplement. If any of the events described in the risk factors actually occurs, or if additional risks and uncertainties not presently known to us or that we currently deem immaterial, materialize, then our business, results of operations and financial condition could be materially adversely affected. The risks discussed below include forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements.
Risks Related to Our Company
Our industry is highly cyclical, and prolonged periods of weak demand or excess supply may reduce our net sales and/or margins, which may cause us to incur losses or reduce our net income.
The building products distribution industry is subject to cyclical market pressures. Prices of building products are determined by overall supply and demand in the market. Market prices of building products historically have been volatile and cyclical, and we have limited ability to control the timing and amount of pricing changes. Demand for building products is driven mainly by factors outside of our control, such as general economic and political conditions, interest rates, availability of mortgage financing, the construction, repair and remodeling markets, industrial markets, weather, and population growth. The supply of building products fluctuates based on available manufacturing capacity, and excess capacity in the industry can result in significant declines in market prices for those products. To the extent that prices and volumes experience a sustained or sharp decline, our net sales and margins likely would decline as well. Because we have substantial fixed costs, a decrease in sales and margin generally may have a significant adverse impact on our financial condition, operating results, and cash flows.
Certain of our products are commodities and fluctuations in prices of these commodities could affect our operating results.
Many of the building products which we distribute, including OSB, plywood, lumber, and rebar, are commodities that are widely available from other distributors or manufacturers, with prices and volumes determined frequently in an auction market based on participants’ perceptions of short-term supply and demand factors. Prices of commodity products can also change as a result of national and international economic conditions, labor and freight costs, competition, market speculation, government regulation and trade policies, as well as from periodic delays in the delivery of products. Short-term increases in the cost of these materials, some of which are subject to significant fluctuations, are sometimes passed on to our customers, but our pricing quotation periods and pricing pressure from our competitors may limit our ability to pass on such price changes. We may also be limited in our ability to pass on increases in freight costs on our products due to the price of fuel.
At times, the purchase price for any one or more of the products we produce or distribute may fall below our purchase costs, requiring us to incur short-term losses on product sales. Therefore, our profitability with respect to these commodity products depends, in significant part, on managing our cost structure. Commodity product prices could be volatile in response to operating rates and inventory levels in various distribution channels. Commodity price volatility affects our distribution business, with falling price environments generally causing reduced revenues and margins, resulting in substantial declines in profitability and possible net losses.
Wood products industry supply is influenced primarily by price-induced changes in the operating rates of existing facilities but is also influenced over time by the introduction of new product technologies, capacity additions and closures, restart of idled capacity and log availability. The balance of wood products supply and demand in the United States is also heavily influenced by imported products.
We have very limited control of the foregoing, and as a result, our profitability and cash flow may fluctuate materially in response to changes in the supply and demand balance for our primary products.
Our cash flows and capital resources may be insufficient to make required payments on our substantial indebtedness, future indebtedness, or to maintain our required level of excess liquidity.
We have a substantial amount of debt which could have important consequences for us. For example, our substantial indebtedness could:

•	make it difficult for us to satisfy our debt obligations;

•	make us more vulnerable to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions, and other general corporate requirements;

•	expose us to interest rate fluctuations because the interest rate on the debt under our revolving credit facility and Tranche A Loan (together, the “Credit Agreement”) is variable;

•	require us to dedicate a substantial portion of our cash flows to payments on our debt, thereby reducing the availability of our cash flows for operations and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business, and the industry in which we operate; and

•	place us at a competitive disadvantage compared to competitors that may have proportionately less debt, and therefore may be in a better position to obtain favorable credit terms.
In addition, our ability to make scheduled payments or refinance our obligations depends on our successful financial and operating performance, cash flows, and capital resources, which in turn depend upon prevailing economic conditions and certain financial, business, and other factors, many of which are beyond our control. These factors include, among others:

•	economic and demand factors affecting the building products distribution industry;

•	external factors affecting availability of credit;

•	pricing pressures;

•	increased operating costs;

•	competitive conditions; and

•	other operating difficulties.
If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital, or restructure our debt. There is no assurance that we could obtain additional capital or refinance our debt on terms acceptable to us, or at all. In the event that we are required to dispose of material assets or operations to meet our debt service and other obligations, the value realized on the disposition of such assets or operations will depend on market conditions and the availability of buyers. Accordingly, any such sale may not, among other things, be for a sufficient dollar amount to repay our indebtedness. We may incur substantial additional indebtedness in the future. Our incurring additional indebtedness would intensify the risks described above.
The instruments governing our indebtedness restrict our ability to dispose of assets and the use of proceeds from any such disposition.
Our obligations under the Credit Agreement are secured by a first priority security interest in all of our operating subsidiaries’ assets, including inventories, accounts receivable, and proceeds from those items, and are also secured by a second priority interest in the equity of our real estate subsidiaries which hold the real estate that secures our mortgage loan. Furthermore, the equity interest in all of our real estate subsidiaries which hold the real estate secured by our mortgage are subject to first and second priority interests in favor of our lenders, as applicable. The foregoing encumbrances may limit our ability to dispose of material assets or operations.
As of July 1, 2017, we had outstanding borrowings of $231.3 million and excess availability of $74.2 million, based on qualifying inventory and accounts receivable, under the terms of the Credit Agreement. In addition, our mortgage loan is secured by the majority of our real property. As amended on March 24, 2016, our mortgage loan requires us to make a $55.0 million principal payment due no later than July 1, 2018, with the remainder of the mortgage due on July 1, 2019. Pursuant to the mortgage loan, and except as expressly permitted thereunder, the net proceeds from any mortgaged properties sold by us must be used to pay down mortgage principal, and these net proceeds will be included in the aforementioned principal payments. We may incur substantial additional indebtedness in the future, and our incurring additional indebtedness would intensify the risks described above.
Accordingly, we may not be able to consummate any disposition of assets or obtain the net proceeds which we could realize from such disposition, and these proceeds may not be adequate to meet the debt service obligations then due. In the event of our breach of the revolving credit facility or our mortgage loan, we may be required to repay any outstanding amounts earlier than anticipated, and the lenders may foreclose on their security interest in our assets or otherwise exercise their remedies with respect to such interests.
The instruments governing our indebtedness contain various covenants limiting the discretion of our management in operating our business, including requiring us to maintain a minimum level of excess liquidity.
Our revolving credit facility and mortgage loan contain various restrictive covenants and restrictions, including financial covenants customary for asset-based loans that limit management’s discretion in operating our business. In particular, these instruments limit our ability to, among other things:

•	incur additional debt;

•	grant liens on assets;

•	make investments;

•	sell or acquire assets outside the ordinary course of business;

•	engage in transactions with affiliates; and

•	make fundamental business changes.
Pursuant to the Credit Agreement, the revolving credit facility loan limit is $335.0 million, and the Tranche A Loan limit is currently $14.0 million. The Tranche A Loan limit is subject to automatic commitment reductions depending on the time of year, with the balance due and payable by July 15, 2018; provided, that all scheduled commitment reductions on or after August 1, 2017 will be subject to satisfaction of certain conditions including a minimum excess availability threshold of at least $50.0 million after giving effect to any such required payment. If a scheduled commitment reduction is prohibited due to not satisfying those conditions, the required excess availability covenant shall be increased by the amount of any such prohibited commitment reduction.
Furthermore, the Credit Agreement contains a minimum excess availability threshold equal to the greater of a defined range, adjusted on a seasonal basis, of $37.5 million to $42.0 million, and an amount equal to 12.5% of the lesser of (a) the sum of the borrowing base and the Tranche A Loan borrowing base or (b) the maximum credit. If we fail to satisfy the minimum excess availability threshold described above, the Credit Agreement requires us to (i) maintain certain financial ratios and (ii) limit our capital expenditures, which would have a negative impact on our ability to finance working capital needs and capital expenditures.
If we fail to comply with the restrictions in the Credit Agreement, the mortgage loan documents, or any other current or future financing agreements, a default may allow the creditors under the relevant instruments to accelerate the related debts and to exercise their remedies under these agreements, which typically will include the right to declare the principal amount of that debt, together with accrued and unpaid interest, and other related amounts, immediately due and payable, to exercise any remedies the creditors may have to foreclose on assets that are subject to liens securing that debt, and to terminate any commitments they had made to supply further funds.
We may not be able to monetize real estate assets if we experience adverse market conditions.
We sold substantial amounts of our real estate assets during 2016 and early 2017, and we have designated certain non-operating properties as held for sale, which we currently are actively marketing. In addition, we believe there will be future opportunities to monetize our real estate portfolio’s equity value for debt reduction and investment purposes via sale leaseback and other strategic real estate transactions. However, real estate investments are relatively illiquid. We may not be able to sell the properties we have targeted for disposition or that we may decide to monetize in the future, due to adverse market conditions. This may negatively affect, among other things, our ability to sell properties on favorable terms, execute our strategic initiatives and repay our mortgage loan, which has a $55.0 million principal payment due no later than July 1, 2018, with the remaining balance due no later than July 1, 2019.
Adverse housing market conditions may negatively impact our business, liquidity and results of operations, as well as increase the credit risk from our customers.
Our business depends to a significant degree on the new residential construction market and, in particular, single family home construction. The homebuilding industry underwent a significant decline from its peak in 2005. Although the homebuilding industry has improved over the last few years, it is still far below its historical averages. According to the U.S. Census Bureau, actual single family housing starts in the United States during 2016 increased 9.4% from 2015 levels, but remain 54.4% below their peak in 2005. The multi-year downturn in the homebuilding industry resulted in a substantial reduction in demand for the products we provide. We cannot predict the duration of the current housing industry market conditions or the timing or strength of any continued recovery of housing activity in our markets. The homebuilding industry also may not recover to historical levels. Continued weakness in the new residential construction market would have a material adverse effect on our business, financial condition and operating results. Factors impacting the level of activity in the residential new construction markets include changes in interest rates, unemployment rates, high foreclosure rates and unsold/foreclosure inventory, availability of financing, labor costs, vacancy rates, local, state and federal government regulation and shifts in populations away from the markets that we serve. In addition, the mortgage markets periodically experience disruption and reduced availability of mortgages for potential homebuyers due to more restrictive standards to qualify for mortgages, including with respect to new home construction loans. Because of these factors, there may be fluctuations in our operating results, and the results for any historical period may not be indicative of results for any future period.
We also rely on residential repair and remodel activity levels. Historically, residential repair and remodeling activity has decreased in slow economic periods. General economic weakness, elevated unemployment levels, mortgage delinquency and foreclosure rates, limitations in the availability of mortgage and home improvement financing and lower housing turnover all limit consumers’ spending, particularly on discretionary items, and affect their confidence level leading to reduced spending on home improvement projects. Depressed activity levels in consumer spending for home improvement construction would adversely affect our business, liquidity, results of operations and financial position. Furthermore, economic weakness causes unanticipated shifts in consumer preferences and purchasing practices and in the business models and strategies of our customers. Such shifts may alter the nature and prices of products demanded by the end consumer, and, in turn, our customers and could adversely affect our operating performance.
In addition, we extend credit to numerous customers who are generally susceptible to the same economic business risks as we are. Unfavorable housing market conditions could result in financial failures of one or more of our significant customers. Furthermore, we may not necessarily be aware of any deterioration in our customers’ financial position. If our larger customers’ financial positions become impaired, our ability to fully collect receivables from such customers could be impaired and negatively affect our operating results, cash flow and liquidity.
Product shortages, loss of key suppliers, our dependence on third-party suppliers and manufacturers and new tariffs could affect our financial health.
Our ability to offer a wide variety of products to our customers is dependent upon our ability to obtain adequate product supply from domestic and international manufacturers and other suppliers. Generally, our products are obtainable from various sources and in sufficient quantities. However, the loss of, or a substantial decrease in the availability of, products from our suppliers or the loss of key supplier arrangements could adversely impact our financial condition, operating results, and cash flows. In addition, many of our suppliers are located outside of the United States. Thus, trade restrictions, including new or increased tariffs, quotas, embargoes, sanctions, safeguards and customs restrictions, as well as foreign labor strikes, work stoppages or boycotts, could increase the cost or reduce the supply of the products available to us.
Although in many instances we have agreements with our suppliers, these agreements are generally terminable by either party on limited notice. Failure by our suppliers to continue to supply us with products on commercially reasonable terms, or at all, could have a material adverse effect on our financial condition, operating results, and cash flows.
A change in our product mix could adversely affect our results of operations.
Our results may be affected by a change in our product mix. Our outlook, budgeting and strategic planning assume a certain product mix of sales. If actual results vary from this projected product mix of sales, our financial results could be negatively impacted. Additionally, gross margins vary across our product lines. If the mix of products shifts from higher margin product categories to lower margin product categories, our overall gross margins and profitability may be adversely affected. Consequently, changes in our product mix could have a material adverse impact on our financial condition and operating results.
Relatedly, our product sales to a customer may be dependent on the supplier and the brands we distribute. If we are unable to supply certain brands to our customers, then our ability to sell existing customers and acquire new customers will be difficult to accomplish. As a result, our revenue, operating performance, cash flows and net income may be adversely affected.
We may be unable to effectively manage our inventory as our sales volume increases or the prices of the products we distribute fluctuate, which could affect our business, financial condition and operating results.
We purchase many of our products directly from manufacturers, which are then sold and distributed to customers. We must maintain, and have adequate working capital to purchase, sufficient inventory to meet customer demand. Due to the lead times required by our suppliers, we order products in advance of expected sales. As a result, we are required to forecast our sales and purchase accordingly. In periods characterized by significant changes in economic growth and activity in the residential and commercial building and home repair and remodel industries, it can be especially difficult to forecast our sales accurately. We must also manage our working capital to fund our inventory purchases. Such issues and risks can be magnified by the diversity of product mix our business units carry, with over 10,000 SKUs across multiple major product categories. Excessive increases in the market prices of certain building products can put negative pressure on our operating cash flows by requiring us to invest more in inventory. In the future, if we are unable to effectively manage our inventory as we attempt to expand our business, our cash flows may be negatively affected, which could have a material adverse effect on our business, financial condition and operating results.
If petroleum prices increase, our results of operations could be adversely affected.
Petroleum prices have fluctuated significantly in recent years, including recent periods of historically low prices. Prices and availability of petroleum products are subject to political, economic and market factors that are outside our control. Political events in petroleum-producing regions as well as hurricanes and other weather-related events may cause the price of fuel to increase. Within our business units, we deliver products to our customers primarily via our fleet of trucks. Our operating profit will be adversely affected if we are unable to obtain the fuel we require or to fully offset the anticipated impact of higher fuel prices through increased prices or fuel surcharges to our customers. Besides passing fuel costs on to customers, we have entered into forward purchase contracts that protect against fuel price increases. However, if fuel prices decrease, then such hedging arrangements would result in us spending more money on fuel. If shortages occur in the supply of necessary petroleum products and we are not able to pass along the full impact of increased petroleum prices to our customers or otherwise protect ourselves by entering into hedging arrangements, then our results of operations would be adversely affected.
We establish insurance-related deductible/retention reserves based on historical loss development factors, which could lead to adjustments in the future based on actual development experience.
We retain a significant portion of the accident risk under vehicle liability and workers’ compensation insurance programs. Our self-insurance accruals are based on actuarially estimated, undiscounted cost of claims, which includes claims incurred but not reported. While we believe that our estimation processes are well designed, every estimation process is inherently subject to limitations. Fluctuations in the frequency or severity of accidents make it difficult to precisely predict the ultimate cost of claims. The actual cost of claims can be different than the historical selected loss development factors because of safety performance, payment patterns and settlement patterns.
Our business operations could suffer significant losses from natural disasters, catastrophes, fire or other unexpected events.
While we operate our business out of 39 warehouse facilities and maintain insurance covering our facilities, including business interruption insurance, our warehouse facilities could be materially damaged by natural disasters, such as floods, tornadoes, hurricanes, and earthquakes, or by fire, adverse weather conditions, civil unrest, condemnation or other unexpected events or disruptions to our facilities. We could incur uninsured losses and liabilities arising from such events, including damage to our reputation, and/or suffer material losses in operational capacity, which could have a material adverse impact on our business, financial condition, and results of operations.
We are subject to disintermediation risk.
As customers continue to consolidate or otherwise increase their purchasing power, they are better able to purchase products directly from the same suppliers that use us for distribution. In addition to the threat of losing business from a customer, disintermediation puts us at risk of losing entire product lines or categories from suppliers. It also adversely impacts our ability to obtain favorable pricing from suppliers and optimize margins and revenue with respect to our customers. As a result, continued disintermediation could have a negative impact on our financial condition and operating results.
We are subject to pricing pressures.
Large customers have historically been able to exert pressure on their outside suppliers and distributors to keep prices low in the highly fragmented building materials distribution industry. In addition, continued consolidation among our customers and their customers (i.e., homebuilders), and changes in their respective purchasing policies and payment practices could result in even further pricing pressure. A decline in the prices of the products we distribute could adversely impact our operating results. When the prices of the products we distribute decline, customer demand for lower prices could result in lower sales prices and, to the extent that our inventory at the time was purchased at higher costs, lower margins. Alternatively, in a rising price environment, our suppliers may increase prices or reduce discounts on the products we distribute and we may be unable to pass on any cost increase to our customers, thereby resulting in reduced margins and profits. Furthermore, continued consolidation among our suppliers makes it more difficult for us to negotiate favorable pricing, consignment arrangements and discount programs with our suppliers, thereby resulting in reduced margins and profits. Overall, these pricing pressures may adversely affect our operating results and cash flows.
Customer consolidation could result in the loss of existing customers to our competitors. We typically do not enter into minimum purchase contracts with our customers. The loss of one or more of our significant customers, or their decision to purchase our products in significantly lower quantities than they have in the past could significantly affect our financial condition, operating results and cash flows.
Our industry is highly fragmented and competitive. If we are unable to compete effectively, our net sales and operating results may be reduced.
The building and industrial products distribution industry is highly fragmented and competitive, and the barriers to entry for local competitors are relatively low. Competitive factors in our industry include pricing, availability of product, service, delivery capabilities, customer relationships, geographic coverage, and breadth of product offerings. Also, financial stability is important to suppliers and customers in choosing distributors for their products, and affects the favorability of the terms on which we are able to obtain our products from our suppliers and sell our products to our customers.
Some of our competitors have less financial leverage or are part of larger companies, and therefore may have access to greater financial and other resources than those to which we have access. Finally, we may not be able to maintain our costs at a level sufficiently low for us to compete effectively. If we are unable to compete effectively, our net sales and net income may be reduced.
Our competitors continue to consolidate, which could cause markets to become more competitive and could negatively impact our business.
Our competitors continue to consolidate. This consolidation is being driven by customer needs and supplier capabilities, which could cause markets to become more competitive as greater economies of scale are achieved by distributors. Customers are increasingly aware of the total costs of fulfillment and of the need to have consistent sources of supply at multiple locations. We believe these customer needs could result in fewer distributors as the remaining distributors become larger and capable of being consistent sources of supply. There can be no assurance that we will be able to take advantage effectively of this trend toward consolidation. The trend in our industry toward consolidation could make it more difficult for us to maintain operating margins.
Our future operating results may fluctuate significantly and our current operating results may not be a good indication of our future performance. Fluctuations in our quarterly financial results could affect our stock price in the future.
Our revenues and operating results have historically varied from period-to-period and we expect that they will continue to do so as a result of a number of factors, many of which are outside of our control. If our quarterly financial results or our predictions of future financial results fail to meet the expectations of securities analysts and investors, our stock price could be negatively affected. Any volatility in our quarterly financial results may make it more difficult for us to raise capital in the future or pursue acquisitions that involve issuances of our stock. Our operating results for prior periods may not be effective predictors of future performance.
Factors associated with our industry, the operation of our business and the markets for our products may cause our quarterly financial results to fluctuate, including:

•	the commodity nature of our products and their price movements, which are driven largely by capacity utilization rates and industry cycles that affect supply and demand;

•
general economic conditions, including but not limited to housing starts, construction labor shortages, repair and remodel activity and commercial construction, inventory levels of new and existing homes for sale, foreclosure rates, interest rates, unemployment rates, and mortgage availability and pricing, as well as other consumer financing mechanisms, that ultimately affect demand for our products;

•	supply chain disruptions;

•	the highly competitive nature of our industry;

•	disintermediation;

•	the impact of actuarial assumptions and regulatory activity on pension costs and pension funding requirements;

•	the financial condition and creditworthiness of our customers;

•
our substantial indebtedness, including the possibility that we may not generate sufficient cash flows from operations or that future borrowings may not be available in amounts sufficient to fulfill our debt obligations and fund other liquidity needs;

•	cost of compliance with government regulations;

•	adverse customs and tariffs rulings;

•	labor disruptions, shortages of skilled and technical labor, or increased labor costs;

•	increased healthcare costs;

•	the need to successfully implement succession plans for our senior managers;

•	our ability to successfully complete potential acquisitions or integrate efficiently acquired operations;

•	significant maintenance issues or failures with respect to our tractors, trailers, forklifts and other major equipment;

•	severe weather phenomena such as drought, hurricanes, tornadoes and fire;

•	condemnations of all or part of our real property; and

•	fluctuations in the market for our equity.
Any one of the factors above or the cumulative effect of some of the factors referred to above may result in significant fluctuations in our quarterly financial and other operating results, including fluctuations in our key metrics. The variability and unpredictability could result in our failing to meet our internal operating plan or the expectations of securities analysts or investors for any period. If we fail to meet or exceed such expectations for these or any other reasons, the market price of our shares could fall substantially and we could face costly lawsuits, including securities class action suits.

A significant percentage of our employees are unionized. Wage increases or work stoppages by our unionized employees may reduce our results of operations.
As of July 1, 2017, we employed approximately 1,600 persons. Approximately 35% of our employees were represented by various local labor union collective bargaining agreements (“CBAs”), with one CBA up for renewal before the end of fiscal 2017.
Although we have generally had good relations with our unionized employees, and expect to renew collective bargaining agreements as they expire, no assurances can be provided that we will be able to reach a timely agreement as to the renewal of the agreements, and their expiration or continued work under an expired agreement, as applicable, could result in a work stoppage. In addition, we may become subject to material cost increases, or additional work rules imposed by agreements with labor unions. The foregoing could increase our selling, general, and administrative expenses in absolute terms and/or as a percentage of net sales. In addition, work stoppages or other labor disturbances may occur in the future, which could adversely impact our net sales and/or selling, general, and administrative expenses. All of these factors could negatively impact our operating results and cash flows.
Changes in actuarial assumptions for our pension plan could impact our financial results, and funding requirements are mandated by the Federal government.
We sponsor a defined benefit pension plan. Most of the participants in our pension plan are inactive, with the majority of the remaining active participants no longer accruing benefits; and the pension plan is closed to new entrants. However, unfavorable changes in various assumptions underlying the pension benefit obligation could adversely impact our financial results. Significant assumptions include, but are not limited to, the discount rate, projected return on plan assets, and mortality rates. In addition, the amount and timing of our pension funding obligations are influenced by funding requirements that are established by the Employee Retirement Income and Security Act of 1974 (“ERISA”), the Pension Protection Act, Congressional Acts, or other governing bodies.
Costs and liabilities related to our participation in multi-employer pension plans could increase.
We participate in various multi-employer pension plans in the U.S. based on obligations arising under collective bargaining agreements. Some of these plans are significantly underfunded and may require increased contributions in the future. The amount of any increase or decrease in our required contributions to these multi-employer pension plans will depend upon the outcome of collective bargaining, actions taken by trustees who manage the plan, governmental regulations, the actual return on assets held in the plan, the continued viability and contributions of other employers which contribute to the plan, and the potential payment of a withdrawal liability, among other factors.
Under current law, an employer that withdraws or partially withdraws from a multi-employer pension plan may incur a withdrawal liability to the plan, which represents the portion of the plan’s underfunding that is allocable to the withdrawing employer under very complex actuarial and allocation rules. We have withdrawn from certain multi-employer plans in the past, including, most recently, in connection with a new collective bargaining agreement that we entered into with the Lumber Employees Local 786 union at our Chicago facility in the first quarter of 2017 (in which case we recorded a total withdrawal liability of $5.5 million in the first and second quarters of 2017). We also plan to try to withdraw from more multi-employer plans in the future. If, in the future, we do choose to withdraw from any additional multi-employer plans or trigger a partial withdrawal, we likely would need to record a withdrawal liability, which may be material to our financial results. Additionally, a mass withdrawal would require us to record a withdrawal liability, which may be material to our financial results, and would obligate us to payments in perpetuity to the particular plan.
One of the plans to which we are obligated to contribute is the Central States, Southeast and Southwest Areas Pension Fund. As of March 30, 2016, the plan’s actuary certified that the plan was in critical and declining status, which, among other things, means the funded percentage of the plan was less than 65% and the plan is projected to become insolvent in 2025. It is unclear what will happen to this plan in the future. At a minimum, we expect that our required contributions to the plan may increase. In addition, if we experience a withdrawal from this plan, we may need to record a significant withdrawal liability. Our estimated withdrawal liability is $33.9 million if we experience a complete withdrawal from the plan during 2017. This number will likely increase if a withdrawal occurs in 2018 or later, and could be significantly higher if a mass withdrawal were to occur in the future.
Affiliates of the Selling Stockholder control us and may have conflicts of interest with other stockholders.
The Selling Stockholder owned approximately 51.81% of our common stock as of August 24, 2017. Such ownership level allows the Selling Stockholder to, without the consent of other stockholders, control the election of our directors and amend our organizational documents, as well as determine our corporate and management policies and the outcome of most corporate transactions or other matters submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales, and other significant corporate transactions. This current concentrated ownership position limits other stockholders’ ability to influence corporate matters and, as a result, we may take actions that some of our stockholders may not view as beneficial. Additionally, affiliates of the Selling Stockholder are in the business of making investments in companies, and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. The Selling Stockholder and its affiliates may also pursue, for its own account, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.
We are subject to information technology security risks and business interruption risks, and may incur increasing costs in an effort to minimize those risks.
Our business employs information technology systems to secure confidential information, such as employee data. Security breaches could expose us to a risk of loss or misuse of this information, litigation, and potential liability. We may not have the resources or technical sophistication to anticipate or prevent rapidly evolving types of cyber attacks. Any compromise of our security could result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, and a loss of confidence in our security measures, which could harm our business. As cyber attacks become more sophisticated generally, we may be required to incur significant costs to strengthen our systems from outside intrusions, and/or obtain insurance coverage related to the threat of such attacks.
Additionally, our business is reliant upon information technology systems to, among other things, manage inventories and accounts receivable, make purchasing decisions, monitor our results of operations and place orders with our vendors and process orders from our customers. Disruption in these systems could materially impact our ability to buy and sell our products.
Our success depends on our ability to attract, train and retain highly qualified associates and other key personnel while controlling related labor costs.
To be successful, we must attract, train and retain a large number of highly qualified associates while controlling related labor costs. In many of our markets, highly qualified associates are in high demand and we compete with other businesses for these associates and invest significant resources in training and incentivizing them. There can be no assurance that we will be able to attract or retain highly qualified associates in the future, including, in particular, those employed by companies we may acquire. Our ability to control labor costs is subject to numerous external factors, including prevailing wage rates and health and other insurance costs.
In addition, there is significant competition for qualified drivers in the transportation industry. Additionally, interventions and enforcement under the Federal Motor Carrier Safety Administration (FMCSA) Compliance, Safety, and Accountability program may shrink the industry’s pool of drivers as those drivers with unfavorable scores may no longer be eligible to drive for us. As a result of driver shortages, we could be required to increase driver compensation, let trucks sit idle, utilize lower quality drivers or face difficulty meeting customer demands, all of which could adversely affect our growth and profitability.
Furthermore, our success is highly dependent on the continued services of our management team. The loss of services of one or more key members of our senior management team could have a material adverse effect on us.
Federal, state, local and other regulations could impose substantial costs and restrictions on our operations that would reduce our net income.
We are subject to various federal, state, local and other laws and regulations, including, among other things, transportation regulations promulgated by the U.S. Department of Transportation (the “DOT”), work safety regulations promulgated by the Occupational Safety and Health Administration, employment regulations promulgated by the U.S. Equal Employment Opportunity Commission, regulations of the U.S. Department of Labor, accounting standards issued by the Financial Accounting Standards Board (the “FASB”) or similar entities, and state and local zoning restrictions, building codes and contractors’ licensing regulations. More burdensome regulatory requirements in these or other areas may increase our general and administrative costs and adversely affect our financial condition, operating results and cash flows. Moreover, failure to comply with the regulatory requirements applicable to our business could expose us to litigation and substantial fines and penalties that could adversely affect our financial condition, operating results and cash flows.
Our transportation operations, upon which we depend to distribute products from our distribution centers, are subject to the regulatory jurisdiction of the DOT and the Federal Motor Carrier Safety Administration (“FMCSA”), which have broad administrative powers with respect to our transportation operations. Vehicle dimensions and driver hours of service also are subject to both federal and state regulation. More restrictive limitations on vehicle weight and size, trailer length and configuration, or driver hours of service would increase our costs, which, if we are unable to pass these cost increases on to our customers, may increase our selling, general and administrative expenses and adversely affect our financial condition, operating results and cash flows. If we fail to comply adequately with the DOT and FMCSA regulations or such regulations become more stringent, we could experience increased inspections, regulatory authorities could take remedial action, including imposing fines or shutting down our operations, or we could be subject to increased audit and compliance costs. If any of these events were to occur, our financial condition, operating results and cash flows would be adversely affected.
In addition, the residential and commercial construction industries are subject to various local, state and federal statutes, ordinances, codes, rules and regulations concerning zoning, building design and safety, construction, contractor licensing, energy conservation and similar matters, including regulations that impose restrictive zoning and density requirements on the residential new construction industry or that limit the number of homes or other buildings that can be built within the boundaries of a particular area. Regulatory restrictions may increase our operating expenses and limit the availability of suitable building lots for our customers, any of which could negatively affect our business, financial condition and results of operations.
We are subject to continuing compliance monitoring by the New York Stock Exchange (the “NYSE”). If we do not continue to meet the NYSE continued listing standards, our common stock may be delisted.
Our common stock is currently listed for trading on the NYSE, and the continued listing of our common stock on the NYSE is subject to our compliance with the listing standards. We are currently in compliance with the continued listing standards of the NYSE; however, in 2015 and 2016 we were notified by the NYSE that we had failed to meet the NYSE’s minimum average share price requirement and the NYSE’s minimum average global market capitalization and stockholders’ equity requirement. We have since regained compliance with each of those requirements. If we are unable to maintain compliance with the NYSE criteria for continued listing, our common stock may be subject to delisting. Delisting may have an adverse effect on the liquidity of our common stock and, as a result, the market price for our common stock might decline.
We could be the subject of securities class action litigation due to future stock price volatility, which could divert management’s attention and adversely affect our results of operations.
The stock market in general, and market prices for the securities of companies like ours in particular, have from time to time experienced volatility that often has been unrelated to the operating performance of the underlying companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating performance. In certain situations in which the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a similar lawsuit against us, the defense and disposition of the lawsuit could be costly and divert the time and attention of our management and harm our operating results.
We do not expect to pay dividends on our common stock so any returns to stockholders will be limited to the value of their stock.
We have not declared or paid any cash dividends on our common stock since 2007, and we are restricted from doing so under the terms of our Credit Agreement. Regardless of the restrictions in our Credit Agreement or the terms of any potential future indebtedness, for the foreseeable future we anticipate that we will retain all available funds and earnings to support our operations and finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future, so any return to stockholders will be limited to the appreciation of their stock.
Changes in, or interpretation of, accounting principles could result in unfavorable accounting changes.
Our consolidated financial statements are prepared in conformity with U.S. generally accepted accounting principles and accompanying accounting pronouncements, implementation guidelines, and interpretations. These rules are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles. Changes in these rules or their interpretation could significantly change our reported results and may even retroactively affect previously reported transactions. Changes resulting from the adoption of new or revised accounting principles may result in materially different financial results and may require that we make changes to our systems, processes and controls.
Our certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.
Our second amended and restated certificate of incorporation, as amended, provides that the Court of Chancery of the State of Delaware is the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our second amended and restated certificate of incorporation or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officer and other employees. If a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business and financial condition.
Any issuance of preferred stock could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could adversely affect the price of our common stock.
Our board of directors has the authority to issue preferred stock and to determine the preferences, limitations and relative rights of shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium over the market price, and adversely affect the market price and the voting and other rights of the holders of our common stock.
Risks Related to the Offering and Common Stock
Only a limited market exists for our common stock which could lead to price volatility.
Our common stock commenced trading on the NYSE on December 14, 2004. However, trading volumes for our common stock have been low since we went public. The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market for our common stock.
Sales of substantial amounts of our common stock by the Selling Stockholder, or the perception that these sales could occur, could adversely affect the price of our common stock.
The sale by the Selling Stockholder of a significant portion of its holdings could have a material adverse effect on the market price of our common stock. In addition, the perception in the public markets that the Selling Stockholder may sell all or a portion of its shares as a result of the registration of such shares pursuant to this registration statement could also in and of itself have a material adverse effect on the market price of our common stock.
There may be future sales or other dilution of our equity, which may adversely affect the market price of our common shares.
We are not restricted from issuing additional common shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common shares. The market price of our common shares could decline as a result of sales of our common shares or the perception that such sales could occur. It could also decline if we issue additional common shares in connection with a proposed exchange of a portion of our trust preferred shares for our common shares.
Our ability to utilize our net operating loss carryovers may be limited.
At July 1, 2017, we had net operating loss carryforwards of approximately $169 million. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (“the Code”), if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent stockholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws.
If the Selling Stockholder sells all the shares being offered by this prospectus then an ownership change limitation will be triggered. Because we have had other 5-percent shareholders, sales of less than all of the shares being offered could also trigger the limitation. The exact percentage cannot be determined until an actual sale occurs as this fixes the date of the three year look back period. Likewise, sales of less than all shares being offered could accelerate future ownership changes as a result of subsequent changes in our stock ownership, even if they do not immediately cause an ownership change. If an ownership change within the meaning of IRC Section 382 occurs, it could restrict our ability to use our NOL carryforwards. Limitations on our ability to use NOL carryforwards to offset future taxable income, including gains on sales of real estate, could require us to pay U.S. federal income taxes earlier than would be required if such limitations were not in effect. Similar rules and limitations may apply for state income tax purposes.

Instruments governing our indebtedness limit transfers of our common stock.
Our revolving credit facility and our mortgage loan contain limitations on transfers of our common stock in a manner that would constitute a change of control as defined in the respective instrument. Sales of shares by the Selling Stockholder pursuant to this prospectus could be effected in a manner that would violate these provisions if not consented to by the lender. Although the Selling Stockholder has indicated that it does not intend to cause transfers of its shares to be effected in a manner that would knowingly violate these restrictions, we have no right to prevent the Selling Stockholder from doing so. In the event of any breach of the revolving credit facility or our mortgage loan as a result of such transfers, we may be required to repay any outstanding amounts under such facilities earlier than anticipated, and the lenders may foreclose on their security interests in our assets or otherwise exercise their remedies with respect to such interests.
If we were to no longer qualify as a “controlled company” within the meaning of the NYSE rules as a result of this offering, we would no longer be able to rely on exemptions from certain corporate governance requirements.
We are a “controlled company” within the meaning of the NYSE rules, because more than 50% of the voting power for the election of our directors is held by the Selling Stockholder, which allows us to rely on exemptions from certain corporate governance requirements that would otherwise provide protection to stockholders of other companies. However, if, in the future as a result of this registration statement, the Selling Stockholder no longer held a majority of our common stock, we would no longer qualify as a controlled company and would have certain transition periods in which to comply with such NYSE requirements. Currently, we rely on our status as a controlled company for exemptions from (i) the requirement that our board consist of a majority of independent directors and (ii) the requirement that our nominating and corporate governance committee consist entirely of independent directors. If we cease to be a controlled company, we would be required to have a board consisting of a majority of independent directors and a nominating and corporate governance committee consisting entirely of independent directors within one year of such date.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of the shares of common stock offered and sold pursuant to this prospectus. We, and not the Selling Stockholder, will pay the costs, expenses and fees in connection with the registration and sale of the shares covered by this prospectus, but the Selling Stockholder will pay all discounts, commissions or brokers’ fees or fees of similar securities industry professionals and transfer taxes, if any, attributable to sales of such shares.

SELLING STOCKHOLDER
This prospectus relates to the possible disposition of up to 4,713,826 shares of our common stock by the Selling Stockholder. These shares were acquired by the Selling Stockholder during 2004, when BlueLinx was formed in connection with the acquisition of certain assets from the distribution division of Georgia-Pacific Corporation, and in subsequent transactions in 2011 and 2013, and have since been held continuously by the Selling Stockholder. We are registering the resale of the shares covered by this prospectus, as required by the registration rights agreement we entered into with the Selling Stockholder on May 7, 2004.
The following table sets forth information with respect to the beneficial ownership of our common stock held as of August 24, 2017 by the Selling Stockholder, the number of shares being offered hereby and information with respect to shares to be beneficially owned by the Selling Stockholder assuming all the shares registered hereunder are sold. The percentage ownership for both before the offering and after completion of the offering is based on 9,098,221 shares of our common stock outstanding as of August 24, 2017. We have prepared this table based on written representations and information furnished to us by or on behalf of the Selling Stockholder. See “Information About the Board of Directors” in our proxy statement filed with the SEC on April 18, 2017 for a further discussion regarding the material relationship between two of our directors and the Selling Stockholder. In addition, see “Information About the Board of Directors” in our proxy statement filed with the SEC on April 18, 2016 for a further discussion regarding the material relationship between one of our former directors and the Selling Stockholder. Any changed information will be set forth in supplements to this prospectus, if required.

Shares
	Shares Beneficially Owned		Offered	Shares Beneficially Owned
	Prior to the Offering		Hereby	After the Offering (1)
Name	Number		Number	Number	Percentage
Cerberus ABP Investor LLC . (2)	4,713,826	51.81%	4,713,826	--	--

(1) Assumes the sale of all shares offered under this prospectus by the Selling Stockholder.

(2) Stephen Feinberg exercises sole voting and investment authority over all of our securities owned by the Selling Stockholder and thus is deemed to beneficially own such shares pursuant to Rule 13d‑3 under the Exchange Act. The address for Mr. Feinberg and Cerberus ABP Investor LLC is Cerberus Capital Management, L.P., 875 Third Avenue, New York, New York 10022.

PLAN OF DISTRIBUTION
We are registering shares of common stock on behalf of the Selling Stockholder. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

•	through underwriters in a public offering;

•	“at the market offerings” to or through market makers or into an existing market for the securities;

•	one or more block trades in which a broker-dealer will attempt to sell the shares as agent, but may reposition and resell a portion of the block as principal in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•
transactions on the NYSE or on any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	in connection with short sales of shares of our common stock (including short sales “against the box”);

•	by pledge to secure or in payment of debt and other obligations;

•	through the writing of options or other derivatives, whether the options are listed on an options exchange or otherwise;

•
in connection with the writing of non-traded and exchange-traded call options or other derivatives, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options or other derivatives;

•
through trading plans entered into by the Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement that provide for periodic sales of securities on the basis of parameters described in such trading plans;

•	through a combination of any of the above transactions; or

•	any other method permitted pursuant to applicable law.
The Selling Stockholder and its successors, including its transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
Although various methods of offering shares are provided for in this prospectus, the Selling Stockholder currently intends that its initial sale of shares will be through an underwritten offering; however there can be no assurances that the sales will occur through such an offering.  The identity of any underwriter and the specific plan of distribution for an offering will be described in one or more prospectus supplements from time to time.
Our common stock is listed for trading on the New York Stock Exchange under the symbol “BXC.”
In order to comply with the securities laws of some jurisdictions, if applicable, the holders of securities may offer and sell those securities in such jurisdictions only through registered or licensed brokers or dealers. In addition, under certain circumstances, in some jurisdictions the securities may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or an exemption from registration or qualification requirements is available and is complied with.
The Selling Stockholder and any underwriters, broker-dealers or agents that participate in the sale of the securities, may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any sale of the common stock may be underwriting compensation under the Securities Act. If required, at the time of a particular offering of our common stock by the Selling Stockholder, a supplement to this prospectus will be circulated setting forth the name or names of any underwriters, broker-dealers or agents, any discounts, commissions or other terms constituting compensation for underwriters and any discounts, commissions or concessions allowed or reallowed or paid to agents or broker-dealers.
In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.
We entered into a registration rights agreement for the benefit of the Selling Stockholder to register the common stock under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the Selling

Stockholder and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act.

EXPERTS
The consolidated financial statements as of December 31, 2016 and January 2, 2016 and for the fiscal years then ended and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
The consolidated statement of operations and comprehensive loss, stockholders’ deficit, and cash flows of BlueLinx Holdings Inc. for the year ended January 3, 2015 appearing in BlueLinx Holdings Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.
LEGAL MATTERS
Certain legal matters with respect to the securities offered in this prospectus have been passed upon for us by Kilpatrick Townsend & Stockton LLP, Atlanta, Georgia. Schulte Roth & Zabel LLP, New York, New York, will pass on certain legal matters for the Selling Stockholder.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.
We file annual, quarterly and current reports, proxy and information statements and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet site at http://www.sec.gov that contains those reports, proxy and information statements and other information regarding us. You may also inspect and copy those reports, proxy and information statements and other information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.
You can access electronic copies of our of our filings with the SEC, including copies of annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these filings, free of charge, on our website at http://www.bluelinxco.com. Access to those electronic filings is available as soon as reasonably practicable after they are filed with, or furnished to, the SEC. We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this prospectus.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it. This means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. Second, the information in documents that we file in the future will update and supersede the current information in, and incorporated by reference in, this prospectus.
We incorporate by reference the documents listed below, filed separately with the SEC (except to the extent that any information contained in those documents is deemed “furnished” in accordance with SEC rules), and all documents subsequently filed with the SEC by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in those documents is deemed “furnished” in accordance with SEC rules), prior to the termination of the offering:

•	Annual Report on Form 10-K for the year ended December 31, 2016;

•	Quarterly Reports on Form 10-Q for the quarters ended April 1, 2017 and July 1, 2017;

•	Current Reports on Form 8-K filed on May 22, 2017 and August 25, 2017; and

•
The description of our common stock contained in our registration statement on Form 8-A, filed with the Commission on December 13, 2004, as amended on August 5, 2011 and June 13, 2016, and any amendments to such registration statement or any other report that we may file in the future for the purpose of updating such description.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.
Upon written or oral request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement, but not delivered with the prospectus. You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address or telephone number:
BlueLinx Holdings Inc.
4300 Wildwood Parkway
Atlanta, Georgia 30339
(770) 953-7000
You may read and copy any materials we file with the SEC at the SEC’s website or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.” The information on the SEC’s website is not incorporated by reference in this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.

SEC registration fee	$5,315.81
Legal fees and expenses	*
Accounting fees and expenses	*
Printing expenses	*
Miscellaneous	*

Total	*

*	Estimated expenses not presently known.

Item 15. Indemnification of Directors and Officers.
Indemnification Under the Delaware General Corporation Law
Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. Section 102(b)(7) of the DGCL also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director
(1) for any breach of the director’s duty of loyalty to the corporation or its stockholders,
(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(3) for unlawful payments of dividends or unlawful stock purchases or redemptions, or
(4) for any transaction from which the director derived an improper personal benefit.
These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.
Indemnification Under the Company’s Amended and Restated Certificate of Incorporation (as amended, the “Charter”)
The Fifth Article of the Company’s Charter provides that the personal liability of the directors of the Company shall be eliminated to the fullest extent permitted by the DGCL (including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof), as the same may be amended from time to time. No amendment or repeal of the Fifth Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
Article VI of the Company’s Charter provides that the Company shall indemnify and hold harmless, and advance expenses, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who (i) was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful or (ii) was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such Covered Person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except as otherwise provided by law. Notwithstanding the preceding sentence, except as otherwise provided in the Amended and Restated Bylaws of the Company (as the same may provide from time to time) (the “Amended and Restated Bylaws”), the Company shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the Amended and Restated Bylaws, in any written agreement with the Company, or in the specific case by the Board of Directors or stockholders; provided, however, that if successful in whole or in part in any suit for the advancement of expenses or indemnification hereunder, the Covered Person shall be entitled to payment of the expense of litigating such suit. Nothing in the Company’s Charter shall affect any rights to indemnification or advancement of expenses to which directors, officers, employees or agents of the Company otherwise may be entitled under the Amended and Restated Bylaws, any written agreement with the Company or otherwise. The Company may, to the extent authorized from time to time by the Board of Directors or stockholders, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of Article VI of the Company’s Charter with respect to the indemnification and advancement of expenses of directors and officers of the Company. Without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person that provides for indemnification greater or different than that provided in Article VI of the Company’s Charter. No amendment or repeal of Article VI of the Company’s Charter shall adversely affect any right or protection existing thereunder or pursuant thereto immediately prior to such amendment or repeal.
Indemnification Under the Amended and Restated Bylaws
Section 5.01 of Article V of the Amended and Restated Bylaws provides that the Company shall indemnify and hold harmless, and advance expenses, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who (1) was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful or (2) was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such Covered Person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except as otherwise provided by law. Notwithstanding the preceding sentence, except as otherwise provided in the Amended and Restated Bylaws, the Company shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the Amended and Restated Bylaws, in any written agreement with the Company, or in the specific case by the Board or stockholders; provided, however, that if successful in whole or in part in any suit for the advancement of expenses or indemnification hereunder, the Covered Person shall be entitled to payment of the expense of litigating such suit. Nothing in Article V shall affect any rights to indemnification or advancement of expenses to which directors, officers, employees or agents of the Company otherwise may be entitled under the Amended and Restated Bylaws, any written agreement with the Company or otherwise. The Company may, to the extent authorized from time to time by the Board or stockholders, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of Article V with respect to the indemnification and advancement of expenses of directors and officers of the Company. Without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person that provides for indemnification greater or different than that provided in Article V. No amendment or repeal of Article V shall adversely affect any right or protection existing thereunder or pursuant thereto immediately prior to such amendment or repeal.
Section 5.02 of Article V of the Amended and Restated Bylaws provides that it is the intent of Article V to require the Company, unless otherwise determined by the Board or as provided for in Section 5.01 in the case of a proceeding (or part thereof) commenced by a Covered Person, to indemnify the Covered Persons for judgments, fines, penalties, amounts paid in settlement and expenses (including attorneys’ fees), and to advance expenses to such persons, in each and every circumstance in which such indemnification and such advancement of expenses could lawfully be permitted by express provision of the Amended and Restated Bylaws, and the indemnification and expense advancement provided by Article V shall not be limited by the absence of an express recital of such circumstances.
Section 5.03 of Article V of the Amended and Restated Bylaws provides that indemnification pursuant to the Amended and Restated Bylaws shall inure to the benefit of the heirs, executors, administrators and personal representatives of the Covered Persons.
Section 5.04 of Article V of the Amended and Restated Bylaws provides that the Company shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under Article V or otherwise.
Section 5.05 of Article V of the Amended and Restated Bylaws provides that if a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under Article V is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Company, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
Section 5.06 of Article V of the Amended and Restated Bylaws provides that the rights conferred on any Covered Person by Article V shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Charter, the Amended and Restated Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
Section 5.07 of Article V of the Amended and Restated Bylaws provides that the Company’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity..
Indemnification Under Indemnification Agreements With Certain of Our Directors and Executive Officers
We have entered into Indemnification Agreements with each of our directors and executive officers pursuant to which the Company has agreed to provide for the advancement of expenses and indemnification of, to the fullest extent permitted under Delaware law, as the same may be amended from time to time, for each person party to an Indemnification Agreement.
Item 16. Exhibits and Financial Statement Schedules.
A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.
Item 17. Undertakings.
The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (1)(i), (1)(ii), and (1)(iii) do not apply if the registration state is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(6) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 25, 2017.

BLUELINX HOLDINGS INC.

By:     /s/ Mitchell B. Lewis
Mitchell B. Lewis
President and Chief Executive Officer

POWER OF ATTORNEY
We, the undersigned directors and officers of BlueLinx Holdings Inc. hereby severally constitute and appoint Mitchell B. Lewis, Susan C. O’Farrell, and Shyam K. Reddy, or any of them, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said attorney and agent may deem necessary or advisable to enable BlueLinx Holdings Inc. to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto and other documents in connection herewith, including any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, with the Securities and Exchange Commission; and we hereby approve, ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mitchell B. Lewis	President, Chief Executive Officer, and Director	August 25, 2017
Mitchell B. Lewis
/s/ Susan C. O’Farrell	Senior Vice President, Chief Financial Officer, Treasurer (Principal Accounting Officer)	August 25, 2017
Susan C. O’Farrell
/s/ Dominic DiNapoli	Director	August 25, 2017
Dominic DiNapoli
/s/ Kim S. Fennebresque	Director	August 25, 2017
Kim S. Fennebresque
/s/ Steven F. Mayer	Director	August 25, 2017
Steven F. Mayer
/s/ Alan H. Schumacher	Director	August 25, 2017
Alan H. Schumacher
/s/ J. David Smith	Director	August 25, 2017
J. David Smith

EXHIBIT INDEX

Exhibit Number	Item
3.1
Second Amended and Restated Certificate of Incorporation of BlueLinx, as amended (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement for the 2015 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on April 20, 2015)

3.2
Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of BlueLinx
Holdings Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on June 13, 2016)

3.3
Amended and Restated By-Laws of BlueLinx (incorporated by reference to Exhibit 3.2 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (Reg. No. 333-118750) filed with the Securities and Exchange Commission on November 26, 2004)

4.1
Registration Rights Agreement, dated as of May 7, 2004, by and among BlueLinx and the initial holders specified on the signature pages thereto (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (Reg. No. 333-118750) filed with the Securities and Exchange Commission on October 1, 2004)

5.1	Opinion of Kilpatrick Townsend & Stockton LLP*
23.1	Consent of BDO USA, LLP*
23.2	Consent of Ernst & Young LLP*
23.3	Consent of Kilpatrick Townsend & Stockton LLP (contained in Exhibit 5.1 hereto)
24.1	Powers of Attorney (included in the signature page of this registration statement)

*	Filed herewith.